BCSC Partial Revocation Order

Nov 24, 2017

OTC Disclosure & News Service

British Columbia, Canada -

Citation: 2017 BCSECCOM 348

Partial Revocation Order

DTS8 Coffee Company, Ltd.

Section 171 of the Securities Act, R.S.B.C. 1996, c. 418

1 On August 11, 2016, the Executive Director issued an order (the Order) under section 164(1) of the Securities Act, R.S.B.C. 1996, c. 418 (the Act) that all trading in the securities of DTS8 Coffee Company, Ltd. (DTS8) cease until it files the required records referred to in the Order.

2 DTS8 has made an application to the Executive Director under National Policy 12-202 Revocation of a Compliance Cease Trade Order for an order under section 171 of the Act for a partial revocation of the Cease Trade Order to permit certain acts in furtherance of a trade and certain issuances of securities as described below.

3 DTS8 represented to the Commission that:

1. DTS8s head office is located in Vancouver, British Columbia.

2. DTS8 is a reporting issuer in the province of British Columbia pursuant to Multilateral Instrument 51-105 Issuers Quoted in the U.S. Over-the-Counter Markets.

3. DTS8 is seeking a partial revocation of the Order in order to complete a private placement financing of up to 8,500,000 shares of DTS8's common stock at a price of US$0.02 per share for aggregate gross proceeds of up to US$170,000 (the Offering).

4. DTS8 will rely on the accredited investor exemption contained in section 2.3 of National Instrument 45-106 Prospectus Exemptions for the Offering.

5. DTS8 seeks to complete the Offering to enable it to raise sufficient funds to prepare and file all outstanding continuous disclosure records and pay all related outstanding fees.

6. DTS8 intends to allocate the proceeds from the Offering as follows:

Description	Cost (US$)
Accounting, aduit and EDGAR agent fees to prepare outstanding and continuous disclosure documents	98,000

Filing fees for outstanding continuousdisclosure documents	4,400
Full revocation application filing fees	2,000
Legal fees	15,000
Offering expenses and commissions	18,500
Settlement of accounts payable	45,000
Contingency	2,100
Total	185,000

7. Within a reasonable time following the completion of the Offering, DTS8intends to apply to the Executive Director for a full revocation of the CeaseTrade Order.

8. Before completing the Offering, DTS8 will:

a. Provide each investor in the Offering a copy of the Cease Trade Order;

b. Provide each investor in the Offering a copy of this order; and

c. Obtain a signed and dated written acknowledgement from each investor in the Offering which clearly states that the securities of DTS8 acquired by the investor will remain subject to the Cease Trade Order until a full revocation order is granted, the issuance of which is not certain.

4 The Executive Director is satisfied that this order is not prejudicial to the public interest.

5 The Executive Director orders under section 171 of the Act that the Order bepartially revoked solely to permit the completion of the Offering.

6 November 24, 2017

Allan Lim, CPA, CAManagerCorporate Finance

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